Exhibit 10.10

GENPACT LIMITED

2017 OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED SHARE UNIT ISSUANCE AGREEMENT

THIS RESTRICTED SHARE UNIT ISSUANCE AGREEMENT (the “Agreement”), dated as of _______ (the “Award Date”), is made by and between Genpact Limited, an exempted limited company organized under the laws of Bermuda (the “Company”) and _______________ (“Participant”).  To the extent not defined herein, all capitalized terms in this Agreement shall have the meanings assigned to them in the Genpact Limited 2017 Omnibus Incentive Compensation Plan (the “Plan”).

RECITALS:

WHEREAS, the Company has adopted the Plan for the purpose of promoting the interests of the Company and its shareholders by attracting and retaining exceptional directors, officers, employees and consultants and enabling such individuals to participate in the long-term growth and financial success of the Company.

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant to Participant restricted share units under the Plan as provided for herein.

NOW, THEREFORE, for and in consideration of the premises and covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.Grant of Restricted Share Units.  The Company hereby awards to Participant, as of the Award Date, an award (the “Award”) of restricted share units under the Plan.  Each restricted share unit represents the right to receive one Common Share on the vesting date of that unit.  The number of Common Shares subject to the awarded restricted share units, the applicable vesting schedule for the restricted share units and the underlying shares, the dates on which those vested shares shall be issued to Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.

Number of Shares

Subject to Award:	______ Common Shares (the “Shares”)
Vesting Schedule:

Participant shall vest with respect to ____ percent (__%) of the Shares on each of the first ___ anniversaries of the Award Date, provided that Participant remains in employment or service with the Company (or an Affiliate) on each such vesting date.

Issuance Dates:

Each Share in which Participant vests in accordance with the foregoing Vesting Schedule shall be issued on the date (the “Issuance Date”) on which that Share so vests or as soon thereafter as administratively practicable, but in no event later than the close of the calendar year in which such Issuance Date occurs or (if later) the fifteenth (15th) day of the third calendar month following such Issuance Date.  The issuance of the Shares shall be subject to the Company’s collection of any Applicable Taxes in accordance with the procedures set forth in Paragraph 5 of this Agreement.

2.Limited Transferability.  Prior to actual receipt of the Shares which vest and become issuable hereunder, Participant may not transfer any interest in the Award or the underlying Shares.  Any Shares which vest hereunder but which otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award.  Participant may make such a beneficiary designation at any time by filing the appropriate form with the Compensation Committee or its designee.

3.Cessation of Employment.

(a)Except as otherwise provided in this Paragraph 3 or in Participant’s employment agreement, should Participant cease employment or service for any reason prior to vesting in one or more Shares subject to this Award, then the Award shall be immediately canceled with respect to those unvested Shares, and the number of restricted share units will be reduced accordingly.  Participant shall thereupon cease to have any right or entitlement to receive any Shares under those canceled units.  For purposes of this Agreement, Participant’s date of termination of employment shall mean the date on which Participant ceases active employment, and shall not be extended by any notice period, whether mandated or implied under local law.  The Company shall have the sole discretion to determine when Participant is no longer actively employed for purposes of this Agreement without reference to any other agreement, written or oral, including Participant’s contract of employment.

4.Change of Control.  Should a Change of Control be effected at a time when this Award is outstanding with respect to the Shares, then all the Shares subject to this Award shall be converted into the right to receive for each such Share the same consideration per Common Share payable to the other holders of such Common Shares in consummation of the Change of Control, and such consideration, to the extent vested at the time of the Change of Control in accordance with the Vesting Schedule of this Agreement and the Plan, shall be subsequently distributed on the Issuance Date or (if applicable) pursuant to the issuance provisions of Paragraph 2 above. This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

5.Issuance of Common Shares.

(a)On the Issuance Date or as soon thereafter as practicable, the Company shall issue to or on behalf of Participant a certificate (which may be in electronic form) for the number of Common Shares underlying the restricted share units which vest under the Award on such date, subject, however, to the Company’s collection of any Applicable Taxes.

(b)Any Applicable Taxes required to be withheld with respect to the issuance of the vested Shares shall be paid through an automatic Share withholding procedure pursuant to which the Company will withhold, at the time of such issuance, a portion of the Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of those taxes; provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required withholding obligations using the minimum statutory withholding rates.  Notwithstanding the foregoing, the Company may, in its sole discretion, require that such Applicable Taxes be paid through Participant’s delivery of his or her separate check payable to the Company in the amount of such taxes.

(c)In no event will any fractional shares be issued.

(d)The holder of this Award shall not have any shareholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares following their actual issuance after the satisfaction of the Applicable Taxes.

6.Sections 409A and 457A.

(a)It is the intention of the parties that the provisions of this Agreement shall, to the maximum extent permissible, comply with the requirements of the short-term deferral exceptions of Section 409A of the Code and the Treasury Regulations issued thereunder and Section 457A of the Code and any guidance with respect to Code Section 457A, including but not limited to Notice 2009-8.  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A or of Code Section 457A applicable to such short-term deferral exceptions, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code  Section 409A and the Treasury Regulations thereunder and Code Section 457A and any guidance with respect to Code Section 457A, including but not limited to Notice 2009-8, that apply to such exceptions.

(b)Notwithstanding any provision to the contrary in this Agreement, to the extent this Award may be deemed to create a deferred compensation arrangement under Code Section 409A, then Shares or other amounts which become issuable or distributable under this Agreement by reason of Participant’s cessation of continued employment or service shall actually be issued or distributed to Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of Participant’s Separation from Service (as determined under Code Section 409A and Treasury Regulations thereunder) or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Committee in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Company, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of Participant’s death.

7.Compliance with Laws and Regulations.  The issuance of Shares pursuant to the Award shall be subject to compliance by the Company and Participant with all applicable laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.  The Committee, in its sole discretion, may postpone the issuance or delivery of Shares as the Committee may consider appropriate and may require Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in order to be in compliance with applicable laws, rules and regulations.

8.Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant and Participant’s assigns, beneficiaries, executors, administrators, heirs and successors.

9.Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

Genpact Limited

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

Attn:  Secretary

with a copy to:

Genpact LLC

1155 Avenue of the Americas

Fourth Floor

New York, NY 10036

Attn:  Legal Department

if to Participant, at Participant’s last known address on file with the Company;

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

10.Construction.  This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

11.Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of New York.  Each Participant and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of them may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Plan.

12.Employment at Will.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to remain in employment or service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s employment or service at any time for any reason, with or without cause, subject to compliance with applicable law and the terms of any employment agreement between Participant and the Company (or any Affiliate employing or retaining Participant).

13.Electronic Delivery.  The Company may deliver any documents related to the Award, the Plan or future awards that may be granted under the Plan by electronic means.  Such means of electronic delivery include, but do not necessarily include, the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or such other means of electronic delivery specified by the Company.  Participant hereby acknowledges that Participant has read this provision and consents to the electronic delivery of the documents.  Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost to Participant by contacting the Company in writing or by telephone.  Participant further acknowledges that Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.  Similarly, Participant understands that Participant must provide the Company with a paper copy of any documents if the attempted electronic delivery of such documents fails.

14.Additional Terms for Non-U.S. Participants.  Notwithstanding anything to the contrary herein, Participants residing and/or working outside the United States shall be subject to the Additional Terms and Conditions for Non-U.S. Participants attached hereto as Addendum A and to any Country-Specific Terms and Conditions attached hereto as Addendum B.  If Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which Participant is currently residing or working or if Participant relocates to one of the countries included in the Country-Specific Terms and Conditions after the grant of the Award, the special terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  The Terms and Conditions for Non-U.S. Participants and the Country-Specific Terms and Conditions constitute part of this Agreement and are incorporated herein by reference.

15.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Participant's participation in the Plan, on the restricted share units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.Participant Acceptance.  Participant must accept the terms and conditions of this Agreement electronically through the acceptance procedures established by the Company.  In no event shall any Shares be issued (or other securities or property distributed) under this Agreement in the absence of such acceptance.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first written above.

GENPACT LIMITED

Signature:

Title:

PARTICIPANT

Signature:

ADDENDUM A TO THE RESTRICTED SHARE UNIT ISSUANCE AGREEMENT

TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS

This Addendum includes additional terms and conditions that govern the Restricted Share Unit Award granted to Participant if Participant works or resides outside the United States.

Capitalized terms used but not defined herein are defined in the Plan or the Agreement and have the meanings set forth therein.

1.No Acquired Right.  Participant acknowledges and agrees that:

(a)The Plan is established voluntarily by the Company, the grant of awards under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time.  All decisions with respect to future awards, if any, will be at the sole discretion of the Committee.

(b)This Award (and any similar awards the Company may in the future grant to Participant, even if such awards are made repeatedly or regularly, and regardless of their amount) and Shares acquired under the Plan, (A) are wholly discretionary and occasional, are not a term or condition of employment and do not form part of a contract of employment, or any other working arrangement, between Participant and the Company or any Affiliate; (B) do not create any contractual entitlement to receive future awards or benefits in lieu thereof; and (C) do not form part of salary or remuneration for purposes of determining pension payments or any other purposes, including without limitation termination indemnities, severance, resignation, payment in lieu of notice, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits, welfare benefits or similar payments, except as otherwise required by the applicable law of any governmental entity to whose jurisdiction the award is subject.

(c)This Award and the Shares acquired under the Plan are not intended to replace any pension rights or compensation.

(d)Participant is voluntarily participating in the Plan.

(e)In the event that Participant’s employer is not the Company, the grant of this Award and any similar awards the Company may grant in the future to Participant will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of this Award and any similar awards the Company may grant in the future to Participant will not be interpreted to form an employment contract with Participant’s employer or any Affiliate.

(f)The future value of the underlying Shares is unknown and cannot be predicted with certainty.  Neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Award or the Shares.

(g)Participant shall have no rights, claim or entitlement to compensation or damages as a result of Participant’s cessation of employment for any reason whatsoever, whether or not later found to be invalid or in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from Participant’s ceasing to have rights under this Award as a result of such cessation or loss or diminution in value of the Award or any of the Shares issuable under this Award as a result of such cessation, and Participant irrevocably releases his or her employer, the Company and its Affiliates, as applicable, from any such rights, entitlement or claim that may arise.  If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Participant shall be deemed to have irrevocably waived his or her entitlement to pursue such rights or claim.

2.Data Protection.

(a)In order to facilitate Participant’s participation in the Plan and the administration of the Award, it will be necessary for contractual and legal purposes for the Company (or its Affiliates or payroll administrators) to collect, hold and process certain personal information and sensitive personal information about Participant (including, without limitation, Participant’s name, home address, telephone number, date of birth, nationality, social insurance or other identification number and job title and details of the Award and other awards granted, cancelled, exercised, vested, unvested or outstanding and Shares held by Participant).  Participant consents explicitly, willingly, and unambiguously to the Company (or its Affiliates or payroll administrators) collecting, holding and processing Participant’s personal data and transferring this data (in electronic or other form) by and among, as applicable, Participant’s employer, the Company and its Affiliates and other third parties (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Plan and the Award.  Participant authorizes the Data Recipients to receive, possess, use, retain and transfer the data for the purposes of implementing, administering and managing the Plan and the Award.  Participant understands that the data will be transferred to E*TRADE, or such other broker or third party as may be selected by the Company in the future which is assisting the Company with the implementation, administration and management of the Plan.  Participant understands that the Data Recipients may be located in the United States or elsewhere, and that the recipient’s country may have a lower standard of data privacy laws and protections than Participant’s country.

(b)The Data Recipients will treat Participant’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Plan and the Award and will take reasonable measures to keep Participant’s personal data private, confidential, accurate and current.  Participant understands that the data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.

(c)Participant understands that Participant may, at any time, make a request to view his or her personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company and that these rights are subject to legal restrictions but acknowledges that without the use of such data it may not be practicable for the Company to administer Participant’s involvement in the Plan in a timely fashion or at all and this may be detrimental to Participant and may result in the possible exclusion of Participant from continued participation with respect to this Award or any future awards under the Plan.

3.Responsibility for Taxes.  This provision supplements Paragraph 5(b) of the Agreement.  Participant acknowledges that regardless of any action the Company (or any Affiliate employing or retaining Participant) takes with respect to any or all Applicable Taxes, the ultimate liability for all Applicable Taxes legally due by Participant is and remains Participant’s responsibility and that the Company (and its Affiliates) (i) make no representations or undertakings regarding the treatment of any Applicable Taxes in connection with any aspect of the Award, including the grant, vesting or settlement of the Award, and the subsequent sale of any Shares acquired at settlement; and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Applicable Taxes.  Further, if Participant is subject to taxation in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or Participant's employer (or former employer, as applicable) may be required to withhold or account for Applicable Taxes in more than one jurisdiction.

ADDENDUM B to THE restricted sHARE unit ISSUANCE AGREEMENT

country-specific terms AND CONDITIONS

These Country-Specific Terms and Conditions include additional terms and conditions that govern the Restricted Share Unit Award granted to Participant under the Plan if Participant resides or works in one of the countries listed below.  Capitalized terms used but not defined in these Country-Specific Terms and Conditions are defined in the Plan or the Agreement and have the meanings set forth therein.

AUSTRALIA

Offer Document.  The Award is granted pursuant to the Offer Document attached hereto.

BRAZIL

Compliance with Law.  By accepting the Award, Participant acknowledges and agrees to comply with applicable Brazilian laws and to pay any and all Applicable Taxes associated with the vesting of the Award, and the sale of the Shares acquired under the Plan.

Labor Law Acknowledgment.  By accepting the Award, Participant agrees that (i) Participant is making an investment decision, (ii) Shares will be issued to Participant only if the vesting conditions are met and (iii) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to Participant.

CANADA

Award Payable Only in Shares.  Notwithstanding any discretion in the Plan or anything to the contrary in this Agreement, the grant of the Award does not provide you any right to receive a cash payment and the Award may be settled only in Shares.

Additional Provisions Applicable to Participants Resident in Quebec.

Data Protection:  The following provision supplements the Data Protection section of Addendum A:  Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  Participant further authorizes the Company and the Board or Committee, to disclose and discuss the Plan with their advisors.  Participant further authorizes the Company to record such information and to keep such information in Participant’s employee file.

Language Consent.  The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

CHINA

Immediate Sale of Shares.  Notwithstanding anything to the contrary in the Agreement or the Plan, in accordance with the requirements of the State Administration of Foreign Exchange (“SAFE”), the Shares issued following vesting of the Award must be sold immediately through the Company’s designated broker.  Participant’s acceptance of the Award shall constitute Participant’s authorization to the brokerage firm to effect such sale.  Such sale may be effected through block sales over a period of one or more trading days following the issuance of the shares.  Neither the brokerage firm nor the Company will guarantee the sale price for any such sale and Participant shall be solely responsible for fluctuations in the value of the Shares until sale.  This Agreement shall be deemed to be a 10b5-1 plan under the Exchange Act.  The net proceeds realized upon the sale of the Shares will be repatriated to China and such net proceeds (less any Applicable Taxes required to have been withheld in connection with the Award) shall be paid to Participant in local currency.  Participant shall have no access to the sales proceeds until such distribution.  The remittance, conversion and payment of the net proceeds shall be made in accordance with the procedures adopted by the Company in order to comply with SAFE regulations and accordingly, are subject to change from time to time.

FRANCE

Language Consent.  The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

HONG KONG

Securities Law Notification.  Participant acknowledges and understands that the offer of the Award and any Shares to be issued under the Plan are not a public offering of securities under Hong Kong law and are available only to employees of the Company and its Affiliates.

Furthermore, Participant acknowledges that the contents of the Agreement, the Plan and other related and incidental communication materials (the “Documents”) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and the Documents have not been reviewed by any regulatory authority in Hong Kong.  Participant understands that the Documents are intended only for the personal use of each participant and may not be distributed to any other person.  Furthermore, Participant acknowledges that Participant is advised to exercise caution in relation to his or her participation in the Plan.  If Participant is in any doubt as to the contents of the Prospectus, the Agreement or the Plan, Participant shall obtain independent professional advice.

ISRAEL

Additional Terms and Conditions.  The Award is granted pursuant to the Genpact Appendix – Israel Taxpayers to the 2017 Omnibus Incentive Plan (the “Israel Appendix”) and is subject to the terms and conditions stated in the Israel Appendix, the Plan, the Agreement, including this Addendum B.  By accepting the Award, Participant acknowledges and agrees to be bound by the terms of the Israel Appendix.  The Israel Appendix is incorporated herein by reference and references to the Plan shall include the Israel Appendix.

The Award is intended to qualify for the tax treatment as a 102 Capital Gains Track Grant under Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 (“Section 102”).  Participant hereby acknowledges and agrees as follows:

(a)	Participant understands the provisions of Section 102 and the applicable tax track of this grant.
(b)

Participant agrees to the terms and conditions of the trust agreement between the Company and the trustee (the “Trustee”) designated by the Company to serve as the supervising trustee as approved by the Israeli Tax Authority (the “ITA”) in accordance with the provisions of Section 102.

(c)

Participant understands that the Shares will be registered on the name of the Trustee for the benefit of Participant.  Subject to the provisions of Section 102, Participant confirms that Participant shall not sell nor transfer the Award or the Shares from the Trustee until the end of the Required Holding Period.  For purposes of the Award, “Required Holding Period” means the requisite period prescribed by Section 102 or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which Awards granted by the Company or Shares underlying such Awards must be held by the Trustee for the benefit of the person to whom it was granted.

(e)

If Participant sells or withdraws the Shares from the Trustee before the end of the Required Holding Period (“Violation”), either (A) Participant shall reimburse the Company within three (3) days of its demand for the employer portion of the payment by the Company to the National Insurance Institute plus linkage and interest in accordance with the law, as well as any other expense that the Company shall bear as a result of the said Violation or (B) Participant agrees that the Company may, in its sole discretion, deduct such amounts directly from any amounts to be paid to the Participant as a result of his or her disposition of the Shares.

(f)	Participant understands that this grant is conditioned upon the receipt of all required approvals from the ITA.
(g)

All tax consequences under any applicable law which may arise from the grant of the Award, from the holding or sale of the Shares by or on behalf of Participant, shall be borne solely by Participant.  Participant shall indemnify the Company and/or Affiliate and/or Trustee, as the case may be, and hold them harmless, against and from any liability for any such tax or any penalty, interest or indexing.

MEXICO

Labor Law Policy and Acknowledgment for Employees of EDM S de RL de CV.  In accepting the grant of the Award, Participant expressly recognizes that Genpact Limited, with registered offices at Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda, is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Genpact Limited and Participant since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole employer is EDM S de RL de CV, located at Ave. Hermanos Escobar #7651, Colonia Partido Escobedo, zip code 32330, Ciudad Juarez, State of Chihuahua, Mexico.  Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from participating in the Plan do not establish any obligations by Participant’s employer, EDM S de RL de CV towards Participant, do not form part of the employment conditions and/or benefits provided by the employer, and any modification of the Plan or their termination shall have no effect on, nor constitute a change or impairment of, the terms and conditions of employment.

Participant further understands that Participant’s participation in the Plan is as a result of a unilateral and discretionary decision of Genpact Limited; therefore, Genpact Limited reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.

Finally, Participant hereby declares that Participant does not reserve to Participant any action or right to bring any claim against Genpact Limited for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to Genpact Limited, its affiliates, branches, representation offices, its shareholders, officers, agents, or legal representatives with respect to any claim that may arise.

Políticas bajo la Legislación Laboral y aceptación por parte de los empleados de EDM S de RL de CV  Al aceptar el otorgamiento de la Unidades de Accion, expresamente reconozco que Genpact Limited, con oficinas ubicadas en Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda es la única responsable de la administración del Plan y que mi participación en el Plan y la adquisición de acciones no genera una relación de trabajo entre Genpact Limited y el suscrito, toda vez que mi participación en el Plan es meramente comercial y mi único Patrón lo es EDM S de RL de CV, ubicado en Ave. Hermanos Escobar #7651, Colonia Partido Escobedo, zip code 32330, Ciudad Juarez, State of Chihuahua, Mexico.  Derivado de lo anterior, expresamente reconozco que el Plan y los beneficios que pudieran derivar de mi participación en el Plan no generan obligación alguna de mi Patrón EDM S de RL de CV hacia el suscrito, no forman parte de las condiciones de trabajo y/o prestaciones otorgadas por mi Patrón y cualquier modificación del Plan o su terminación no constituirá un cambio o menoscabo de los términos y condiciones de mi relación de trabajo.

Adicionalmente, entiendo que mi participación en el Plane es resultado de una decisión unilateral y discrecional de Genpact Limited; por lo tanto, Genpact Limited se reserva el derecho absoluto de modificar y/o descontinuar mi participación en cualquier tiempo sin ninguna responsabilidad hacia mi.

Finalmente, por la presente expresamente declaro que no me reservo acción ni derecho alguno que ejercitar en contra de Genpact Limited por cualquier daño o perjuicio o para reclamar una compensación en relación con cualquier disposición del Plan o con los beneficios derivados bajo el Plan y por lo tanto otorgo el finiquito más amplio que en derecho proceda a Genpact Limited, sus afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, en relación a cualquier demanda que pudiera surgir.

Labor Law Policy and Acknowledgment for Employees of Genpact Services LLC.  In accepting the grant of the Award, Participant expressly recognizes that Genpact Limited, with registered offices at Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda, is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Genpact Limited and Participant since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole employer is Genpact Services LLC, located at Ave. Lerdo NTE #251, Colonia Centro, zip code 32000, Ciudad Juarez, Chihuahua, Mexico.  Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from participating in the Plan do not establish any obligations by Participant’s employer, Genpact Services LLC towards Participant, do not form part of the employment conditions and/or benefits provided by the employer, and any modification of the Plan or their termination shall have no effect on, nor constitute a change or impairment of, the terms and conditions of employment.

Participant further understands that Participant’s participation in the Plan is as a result of a unilateral and discretionary decision of Genpact Limited; therefore, Genpact Limited reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.

Finally, Participant hereby declares that Participant does not reserve to Participant any action or right to bring any claim against Genpact Limited for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to Genpact Limited, its affiliates, branches, representation offices, its shareholders, officers, agents, or legal representatives with respect to any claim that may arise.

Políticas bajo la Legislación Laboral y aceptación por parte de los empleados de Genpact Services LLC  Al aceptar el otorgamiento de la Unidades de Accion, expresamente reconozco que Genpact Limited, con oficinas ubicadas en Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda es la única responsable de la administración del Plan y que mi participación en el Plan y la adquisición de acciones no genera una relación de trabajo entre Genpact Limited y el suscrito, toda vez que mi participación en el Plan es meramente comercial y mi único Patrón lo es Genpact Services LLC, ubicado en Ave. Lerdo NTE #251, Colonia Centro, zip code 32000, Ciudad Juarez, Chihuahua, Mexico.  Derivado de lo anterior, expresamente reconozco que el Plan y los beneficios que pudieran derivar de mi participación en el Plan no generan obligación alguna de mi Patrón Genpact Services LLC hacia el suscrito, no forman parte de las condiciones de trabajo y/o prestaciones otorgadas por mi Patrón y cualquier modificación del Plan o su terminación no constituirá un cambio o menoscabo de los términos y condiciones de mi relación de trabajo.

Adicionalmente, entiendo que mi participación en el Plane es resultado de una decisión unilateral y discrecional de Genpact Limited; por lo tanto, Genpact Limited se reserva el derecho absoluto de modificar y/o descontinuar mi participación en cualquier tiempo sin ninguna responsabilidad hacia mi.

Finalmente, por la presente expresamente declaro que no me reservo acción ni derecho alguno que ejercitar en contra de Genpact Limited por cualquier daño o perjuicio o para reclamar una compensación en relación con cualquier disposición del Plan o con los beneficios derivados bajo el Plan y por lo tanto otorgo el finiquito más amplio que en derecho proceda a Genpact Limited, sus afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, en relación a cualquier demanda que pudiera surgir.

Labor Law Policy and Acknowledgment for Employees of Genpact (Mexico) I LLC.  In accepting the grant of the Award, Participant expressly recognizes that Genpact Limited, with registered offices at Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda, is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Genpact Limited and Participant since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole employer is Genpact (Mexico) I LLC, located at 1155 Avenue of the Americas, 4th Floor, New York, NY 10036.  Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from participating in the Plan do not establish any obligations by Participant’s employer, Genpact (Mexico) I LLC towards Participant, do not form part of the employment conditions and/or benefits provided by the employer, and any modification of the Plan or their termination shall have no effect on, nor constitute a change or impairment of, the terms and conditions of employment.

Participant further understands that Participant’s participation in the Plan is as a result of a unilateral and discretionary decision of Genpact Limited; therefore, Genpact Limited reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.

Finally, Participant hereby declares that Participant does not reserve to Participant any action or right to bring any claim against Genpact Limited for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to Genpact Limited, its affiliates, branches, representation offices, its shareholders, officers, agents, or legal representatives with respect to any claim that may arise.

Políticas bajo la Legislación Laboral y aceptación por parte de los empleados de Genpact (Mexico) I LLC  Al aceptar el otorgamiento de la Unidades de Accion, expresamente reconozco que Genpact Limited, con oficinas ubicadas en Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda es la única responsable de la administración del Plan y que mi participación en el Plan y la adquisición de acciones no genera una relación de trabajo entre Genpact Limited y el suscrito, toda vez que mi participación en el Plan es meramente comercial y mi único Patrón lo es Genpact (Mexico) I LLC, ubicado en 1155 Avenue of the Americas, 4th Floor, New York, NY 10036.  Derivado de lo anterior, expresamente reconozco que el Plan y los beneficios que pudieran derivar de mi participación en el Plan no generan obligación alguna de mi Patrón Genpact (Mexico) I LLC hacia el suscrito, no forman parte de las condiciones de trabajo y/o prestaciones otorgadas por mi Patrón y cualquier modificación del Plan o su terminación no constituirá un cambio o menoscabo de los términos y condiciones de mi relación de trabajo.

Adicionalmente, entiendo que mi participación en el Plane es resultado de una decisión unilateral y discrecional de Genpact Limited; por lo tanto, Genpact Limited se reserva el derecho absoluto de modificar y/o descontinuar mi participación en cualquier tiempo sin ninguna responsabilidad hacia mi.

Finalmente, por la presente expresamente declaro que no me reservo acción ni derecho alguno que ejercitar en contra de Genpact Limited por cualquier daño o perjuicio o para reclamar una compensación en relación con cualquier disposición del Plan o con los beneficios derivados bajo el Plan y por lo tanto otorgo el finiquito más amplio que en derecho proceda a Genpact Limited, sus afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, en relación a cualquier demanda que pudiera surgir.

Labor Law Policy and Acknowledgment for Employees of Genpact (Mexico) II LLC.  In accepting the grant of the Award, Participant expressly recognizes that Genpact Limited, with registered offices at Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda, is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Genpact Limited and Participant since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole employer is Genpact (Mexico) II LLC, located at 1155 Avenue of the Americas, 4th Floor, New York, NY 10036.  Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from participating in the Plan do not establish any obligations by Participant’s employer, Genpact (Mexico) II LLC towards Participant, do not form part of the employment conditions and/or benefits provided by the employer, and any modification of the Plan or their termination shall have no effect on, nor constitute a change or impairment of, the terms and conditions of employment.

Participant further understands that Participant’s participation in the Plan is as a result of a unilateral and discretionary decision of Genpact Limited; therefore, Genpact Limited reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.

Finally, Participant hereby declares that Participant does not reserve to Participant any action or right to bring any claim against Genpact Limited for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to Genpact Limited, its affiliates, branches, representation offices, its shareholders, officers, agents, or legal representatives with respect to any claim that may arise.

Políticas bajo la Legislación Laboral y aceptación por parte de los empleados de Genpact (Mexico) II LLC  Al aceptar el otorgamiento de la Unidades de Accion, expresamente reconozco que Genpact Limited, con oficinas ubicadas en Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda es la única responsable de la administración del Plan y que mi participación en el Plan y la adquisición de acciones no genera una relación de trabajo entre Genpact Limited y el suscrito, toda vez que mi participación en el Plan es meramente comercial y mi único Patrón lo es Genpact (Mexico) II LLC, ubicado en 1155 Avenue of the Americas, 4th Floor, New York, NY

10036.  Derivado de lo anterior, expresamente reconozco que el Plan y los beneficios que pudieran derivar de mi participación en el Plan no generan obligación alguna de mi Patrón Genpact (Mexico) II LLC hacia el suscrito, no forman parte de las condiciones de trabajo y/o prestaciones otorgadas por mi Patrón y cualquier modificación del Plan o su terminación no constituirá un cambio o menoscabo de los términos y condiciones de mi relación de trabajo.

Adicionalmente, entiendo que mi participación en el Plane es resultado de una decisión unilateral y discrecional de Genpact Limited; por lo tanto, Genpact Limited se reserva el derecho absoluto de modificar y/o descontinuar mi participación en cualquier tiempo sin ninguna responsabilidad hacia mi.

Finalmente, por la presente expresamente declaro que no me reservo acción ni derecho alguno que ejercitar en contra de Genpact Limited por cualquier daño o perjuicio o para reclamar una compensación en relación con cualquier disposición del Plan o con los beneficios derivados bajo el Plan y por lo tanto otorgo el finiquito más amplio que en derecho proceda a Genpact Limited, sus afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, en relación a cualquier demanda que pudiera surgir.

PORTUGAL

Consent to Receive Information in English.  Participant hereby expressly declares that Participant has fully knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Agreement.

Conhecimento da Lingua.  Por meio do presente, eu declaro expressamente que tem pleno conhecimento da lingua inglesa e que li, compreendi e livremente aceitei e concordei com os termos e condiҫões estabelecidas no Plano e no Acordo.

SINGAPORE

Securities Law Notice.  The Award is being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  Participant should note that such grant is subject to section 257 of the SFA and Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Award unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer, Director Notification Requirement.  If Participant is the Chief Executive Officer, a director, associate director or shadow director of a Singapore Affiliate of the Company, Participant is subject to certain notification requirements under the Singapore Companies Act.  Among these requirements is an obligation to notify the Singaporean Affiliate of the Company in writing when Participant receives an interest (e.g., the Award or Shares) in the Company or any Affiliate.  In addition, Participant must notify the Singaporean Affiliate when Participant sells Shares or shares of any other Affiliate (including when Participant sells Shares acquired under the Award).  These notifications must be made within two (2) days of acquiring or disposing of an interest in the Company or any Affiliate.  In addition, within two (2) days of becoming the Chief Executive Officer, a director, associate director or shadow director, Participant must notify the Singaporean Affiliate of any interest Participant may have in the Company or any Affiliate.  Participant is advised to seek appropriate professional advice as to Participant’s reporting obligations under the Singapore Companies Act.

SPAIN

Nature of Grant.  This provision supplements Section 1 of Addendum A to the Agreement titled “No Acquired Rightsˮ:

In accepting the Award, Participant consents to participate in the Plan and acknowledges that Participant has received a copy of the Plan.

Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant performance share awards under the Plan to individuals who may be employees of the Company or an Affiliate throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or an Affiliate.  Consequently, Participant understands that the Award is granted on the assumption and condition that the Award and any Shares issued are not part of any employment contract (either with the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  Further, Participant understands that Participant will not be entitled to continue vesting in the Award after termination of Participant’s service.  In addition, Participant understands that the Award would not be granted to Participant but for the assumptions and conditions referred to herein; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the Award and any right to the Award shall be null and void.

Further, the vesting of the Award is expressly conditioned on Participant’s continued service, such that upon termination of Participant’s service for any reason whatsoever, the Award may cease vesting immediately, in whole or in part, effective on the date of termination of Participant’s service (as determined by the Agreement).  This will be the case, for example, even if (1) Participant is dismissed for disciplinary or objective reasons; or (2) Participant’s termination of service is due to a unilateral breach of contract by the Company or Participant’s employer.  Consequently, upon Participant’s termination of service for any of the above reasons, Participant may automatically lose any rights to the Award to the extent not vested on the date of Participant’s termination of service, as described in the Plan and the Agreement.

SWITZERLAND

Securities Law Notice.  The grant of this Award under the Plan is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

UNITED ARAB EMIRATES

Securities Law Notice.  The Award is granted under the Plan only to certain employees who meet the eligibility requirements of the Plan and is in the nature of providing employee equity incentives in the United Arab Emirates.  The Plan and this Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person.  Prospective purchasers of the securities offered should conduct their own due diligence on the securities.  If Participant does not understand the contents of the Plan and the Agreement, Participant should consult an authorized financial adviser.  The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan.  Neither the Ministry of Economy nor the Dubai Department of Economic Development has approved the Plan or the Agreement nor taken steps to verify the information set out herein, and has no responsibility for such documents.

UNITED KINGDOM

Award Payable Only in Shares.  Notwithstanding any discretion in the Plan or anything to the contrary in this Agreement, the grant of the Award does not provide Participant any right to receive a cash payment and the Award may be settled only in Shares.

Taxes.  Any reference to the withholding of Applicable Taxes, including any obligation to withhold, shall be treated as including a reference to any amount of Applicable Taxes in respect of which the Company (or an Affiliate) is required to account to any tax authority.

Termination of Service.  Participant has no right to compensation or damages on account of any loss in respect of an Award under the Plan where the loss arises or is claimed to arise in whole or part from:  (a) the termination of Participant’s office or employment; or (b) notice to terminate Participant’s office or employment.  This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed.  For the purpose of the Plan, the implied duty of trust and confidence is expressly excluded.

Employer NIC.  As a condition to participation in the Plan and the issuance of Shares under this Award, Participant hereby agrees to accept all liability for and pay all secondary Class 1 National Insurance Contributions which would otherwise be payable by the Company (or any successor or any Affiliate employing or previously employing Participant) with respect to the issuance of Shares under this Award or any other event giving rise to taxation under this Award (the “Employer NIC”).  Participant agrees that Participant will execute, within the time period specified by the Company, a joint election (the “Joint Electionˮ) provided by the Company and any other consent or elections required to effect the transfer of the Employer NIC.  Participant further agrees to execute such other joint elections as may be required between Participant and any successor to the Company and/or Participant's employer.  Participant further agrees that the Company and/or Participant's employer may collect the Employer NIC by any of the means set forth in the Joint Election.

OFFER TO AUSTRALIAN RESIDENT EMPLOYEES

This Offer Document sets out information regarding the participation of Australian resident employees of Genpact Limited (Genpact or the Company) and its Australian subsidiaries in grants of restricted share unit awards made under the Genpact Limited 2017 Omnibus Incentive Plan (Plan).

Investment in securities involves a degree of risk and there is no guarantee of the future value of, or returns from, securities you may acquire under the Plan.  Employees who elect to participate in the Plan should consider all risk factors relevant to the acquisition of securities under the Plan as set out in this document and any associated documents.

The information contained in this document and any associated documents is general information only.  It is not advice or information specific to your objectives, financial situation or needs. Australian employees should consider obtaining their own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission to give advice about participation in the Plan.

1.OFFER AND TERMS OF PARTICIPATION

This Offer Document relates to an invitation by the Company to eligible employees in Australia to accept grants of restricted share unit awards made under the Plan.  The awards will be issued at no cost to you.

The terms of your participation are set out in the Plan, the Prospectus, the Restricted Share Unit Issuance Agreement and this Offer Document.

By accepting a grant of a restricted share unit award, you will be bound by terms set out in the Plan, the Prospectus, the Restricted Share Unit Issuance Agreement and this Offer Document.

2.HOW CAN I ASCERTAIN THE CURRENT MARKET PRICE OF SHARES UNDERLYING THE RESTRICTED SHARE UNIT AWARD IN AUSTRALIAN DOLLARS?

You could, from time to time, ascertain the market price of a share of common stock in the Company ("Share") by obtaining that price from the New York Stock Exchange website, the Company website or The Wall Street Journal, and multiplying that price by a published exchange rate to convert U.S. Dollars into Australian Dollars, to determine the Australian dollar equivalent of that current market price.

3.RISKS OF ACQUIRING AND HOLDING SHARES

Acquiring and holding restricted share units and Shares involves risk.  These risks include that:

(a)There is no guarantee that Shares will grow in value - they may decline in value.  Stock markets are subject to fluctuations and the price of Shares can rise and fall, depending upon the Company's performance and other internal and external factors.

(b)There is no assurance that the Company will pay dividends even if its earnings increase.

(c)There are tax implications involved in acquiring and holding restricted share units and Shares and the tax regime applying to you may change.